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                                                               Exhibit (a)(2)(B)

                       LETTER OF TRANSMITTAL INSTRUCTIONS
             FOR CAPSTEAD MORTGAGE CORPORATION STOCKHOLDERS WHO ARE
           TENDERING COMMON STOCK PURSUANT TO THE OFFER AND HAVE NOT
                  EXCHANGED THEIR COMMON STOCK PURSUANT TO THE
                         ONE-FOR-TWO REVERSE STOCK SPLIT

PURPOSE OF TRANSMITTAL:

The enclosed Letter of Transmittal is being provided to you if you wish to tender your shares pursuant to the Offer. If you received a PINK Letter of Transmittal, this means you have not yet exchange your shares pursuant to the one-for-two reverse stock split, which took place on May 8, 2000. If you hold a PINK Letter of Transmittal, it will serve to (i) exchange your old common stock into new common stock pursuant to the reverse stock split, AND (ii) tender the new common stock pursuant to the Offer.

Upon receipt of your properly completed PINK Letter of Transmittal, the Depositary will accept the old certificate(s) and dividend reinvestment shares, if any, for exchange into the new shares of Capstead common stock. Once the Depositary completes the reverse split exchange, the new shares, including fractions, which you have indicated on the PINK Letter of Transmittal you wish to tender, will be held in book entry at the Depositary until the Offer expires. Shortly following expiration of the Offer, those shares held in book entry at the Depositary will be tendered in accordance with the Offer. A certificate will be mailed to you following the exchange of shares pursuant to the reverse stock split for any shares you held out of the Offer, as indicated by you on the PINK Letter of Transmittal.

SHARE BALANCE ON THE TRANSMITTAL:

Printed on the enclosed PINK Letter of Transmittal ON A PRE-REVERSE STOCK SPLIT BASIS are (i) your certificated share balance, (ii) your dividend reinvestment share balance, if any, and (iii) your aggregate share balance. To show you the total share balance eligible for the Offer, we have also printed on the PINK Letter of Transmittal your reverse split-adjusted aggregate balance. When completing the "Description of Shares Tendered" box, indicate the shares you wish to tender on a PRE-SPLIT BASIS, and the Depositary will adjust for the reverse stock split accordingly. When submitting the PINK Letter of Transmittal, you need only provide a certificate(s) for those shares indicated as "Cert."

USE THE PINK LETTER OF TRANSMITTAL ONLY IF YOU WISH TO TENDER YOUR SHARES.

DO NOT USE THE PINK LETTER OF TRANSMITTAL IF YOU INTEND TO SOLEY EXCHANGE YOUR SHARES FOR THE REVERSE STOCK SPLIT. THE LETTER OF TRANSMITTAL FOR THE SOLE PURPOSE OF EXCHANGING YOUR SHARES PURSUANT TO THE ONE-FOR-TWO REVERSE STOCK SPLIT WAS MAILED TO YOU UNDER SEPARATE COVER. IF YOU REQUIRE A DUPLICATE OF THE LETTER OF TRANSMITTAL FOR THE EXCHANGE OF SHARES, PLEASE CALL THE DEPOSITARY AT
(800) 468-9716.